Exhibit 3.18

Windsor Forestry Tools LLC

RESOLUTIONS

RESOLVED, that the Chairman, President, any Senior Vice President, any Vice President or the Secretary or any Assistant Secretary of Blount, Inc. located in Montgomery, Alabama, (collectively, the “Authorized Officers”) be, and each of them individually hereby is, authorized, in the name and on behalf of the Company, to execute and deliver the documents hereinafter approved, and that the Authorized Officers be, and each of them individually hereby is, authorized to execute and deliver such other agreements and documents, and to take such action in connection with the execution and delivery of the documents hereinafter approved as such officers, in their sole discretion, deem necessary or appropriate;

RESOLVED, that the form, terms and provisions of the Assumption to Non-Shared Guarantee and Collateral Agreement, substantially in the form heretofore presented (the “Assumption to the Non-Shared Guarantee and Collateral Agreement”), are hereby authorized, approved and adopted, and the Authorized Officers be, and each of them hereby is, authorized to execute and deliver the Assumption to the Non-Shared Guarantee and Collateral Agreement with such changes, addition and revisions thereto, if any, as any such officer of the Company shall determine to be necessary or advisable, the execution thereof to be conclusive evidence of such determination.

RESOLVED, that the form, terms and provisions of the Assumption to the Shared Collateral Pledge Agreement, substantially in the form heretofore presented (the “Assumption to the Shared Collateral Pledge Agreement”), are hereby authorized, approved and adopted, and the Authorized Officers be, and each of them hereby is, authorized to execute and deliver the Assumption to the Shared Collateral Pledge Agreement with such changes, additions and revisions thereto, if any, as any such officer of the Company shall determine to be necessary or advisable, the execution thereof to be conclusive evidence of such determination:

RESOLVED, that the form, terms and provisions of the Supplement No. 1 to the Collateral Trust Agreement substantially in the form heretofore presented (the “Trust Agreement), are hereby authorized, approved and adopted, and the Authorized Officers be, and each of them hereby is, authorized to execute and deliver the Trust Agreement with such changes, additions and revisions thereto, if any, as any such officer of the Company shall determine to be necessary or advisable, the execution thereof to be conclusive evidence of such determination.

RESOLVED, that the Authorized Officers be, and each hereby is, authorized to do all acts and things to sign, seal, execute, acknowledge, file, deliver and record all papers, instruments, agreements, documents and certificates, and to pay all charges, fees, taxes and other expenses, from time to time necessary, desirable or appropriate to be done, signed, sealed, executed, acknowledged, filed, delivered, recorded or paid, under any applicable law or otherwise, and to certify as having been adopted by the Board of Directors any form of resolution required by any law, regulation or agency, in order to effectuate the purposes of the foregoing resolutions or any of them or to carry out the transactions contemplated thereby;

RESOLVED, that, all actions heretofore taken by Authorized Officers or any other officer, employee, agent, advisor or counsel of the Company in connection with any matter referred to or contemplated by any of the foregoing resolutions be, and they hereby are, adopted, approved, ratified and confirmed in all respects; and

RESOLVED, that, each Authorized Officer may authorize any other officer, employee, agent or counsel of the Company to take any and all actions and to execute and deliver any and all agreements, papers, instruments, documents and certificates referred to in these resolutions in place of or on behalf of such Authorized Officer, with full power as if such Authorized Officer were taking such action himself or herself.